As filed with the Securities and Exchange Commission on August 18, 2014

Registration No. 333-188275

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL CINEMA DESTINATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

27-3164577

(I.R.S. Employer Identification Number)

250 East Broad Street

Westfield, New Jersey 07090

(908) 396-1360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel E. Ellis

President

3445 Peachtree Road N.E., Suite 700

Atlanta, Georgia 30326

(404) 364-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan J. Prince

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

This Post-Effective Amendment No. 1 to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Actof 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c) may determine.

DEREGISTRATION OF SECURITIES

Digital Cinema Destinations Corp., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-3 (File No. 333-188275) initially filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2013 (the “Registration Statement”), by deregistering all of the securities registered on the Registration Statement that have not been sold or otherwise remain unissued (the “Remaining Securities”).

On May 15, 2014, the Company, Carmike Cinemas, Inc., a Delaware corporation, (“Purchaser”), and Badlands Acquisition Corporation, a Delaware corporation, and a wholly-owned subsidiary of Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on August 15, 2014, Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on August 15, 2014, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), was cancelled and converted into the right to receive 0.1765 shares of Purchaser common stock and cash in lieu of fractional shares, without interest and less any applicable withholding taxes (the “Merger Consideration”), except for shares of Common Stock held by (i) Start Media/Digiplex, LLC, which survived the Merger and are indirectly owned by Purchaser, and (ii) the Company, Purchaser, Merger Sub or any of their respective subsidiaries, which shares were automatically cancelled without consideration being exchanged therefor. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating the offering of securities pursuant to the Registration Statement.

In accordance with the undertaking contained in Part II, Item 17(A)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Remaining Securities which remain unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on August 18, 2014.

DIGITAL CINEMA DESTINATIONS CORP.

By:	/s/ Daniel E. Ellis
Daniel E. Ellis
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Ellis Daniel E. Ellis	President, Secretary and Sole Director (Principal Executive Officer)	August 18, 2014

/s/ Richard B. Hare Richard B. Hare	Vice President and Treasurer (Principal Financial and Accounting Officer)	August 18, 2014